Exhibit 99.1


                   Zale Corporation Announces Fourth
    Quarter Sales Results and Updates Fourth Quarter Expectations


    DALLAS--(BUSINESS WIRE)--Aug. 4, 2005--Zale Corporation (NYSE:ZLC), North America's largest specialty retailer of fine jewelry, reported today that for the fourth quarter ended July 31, 2005, comparable store sales decreased 0.1%. Total revenues for the period were $472 million compared to last year's total revenues of $456 million, an increase of 3.5%.
    For the fiscal year, total revenues increased 3.4% to $2.383 billion, compared to $2.304 billion for the prior fiscal year. On a comparable store basis, sales increased 0.3% for the year.
    The Company commented that while pleased with the Mother's Day period and the response to its marketing, the balance of the quarter was negatively impacted by a number of major initiatives underway at the Zales brand. Developing upgraded merchandise assortments in addition to tailoring merchandise distribution resulted in repositioning a substantial amount of product. These significant merchandise changes as well as the Brand's implementation of direct sourcing strategies contributed to lower results for the quarter.
    The Company further stated that based on its sales results, it now expects diluted earnings per share for the fourth quarter ending July 31, 2005, to range between $0.07 and $0.09.
    "We are disappointed with these fourth quarter sales and earnings estimates," said Mary L. Forte, President and Chief Executive Officer. "While performance at Zales improved significantly during the Spring season, our goal of having many of the new initiatives in place for the beginning of our fiscal year created more short-term disruption in the quarter than we anticipated. However, we have made significant progress towards repositioning the Brand. We believe these merchandise and operational initiatives will position Zales to maximize the upcoming holiday season and to deliver a successful fiscal 2006."
    Zale Corporation will announce its fourth quarter and fiscal year 2005 earnings results on August 30, 2005. A conference call will be held at 9:00 a.m. EDT. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.
    Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,340 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Through its ZLC Direct organization, Zale also operates online at www.zales.com and www.baileybanksandbiddle.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.
    This release contains forward-looking statements, including statements regarding the Company's results of operations and merchandising and marketing strategies. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, "luxuries" may not grow and may even decrease; the concentration of a substantial portion of the Company's sales in three, relatively brief selling seasons means that the Company's performance is more susceptible to disruptions; most of the Company's sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company's ability to obtain and produce products at favorable prices; the Company's sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company's private label credit card arrangement with Citi may increase the cost of or adversely affect the Company's operations and its ability to provide consumer credit and write credit insurance; acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2004. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.


    CONTACT: Zale Corporation
             David H. Sternblitz, 972-580-5047
             Vice President and Treasurer